Exhibit 99.1

BAYCOM CORP AND GRAND MOUNTAIN BANCSHARES, INC.

ANNOUNCE EXECUTION OF DEFINITIVE MERGER AGREEMENT

BayCom Corp Expands Colorado Footprint

Walnut Creek, California and Granby, Colorado, November 4, 2019 – BayCom Corp (NASDAQ:BCML) (“BayCom” or the “Company”), the holding company for United Business Bank, and Grand Mountain Bancshares, Inc. (OTCM:GMBB) (“GMB”), the holding company for Grand Mountain Bank, FSB, today announced the signing of an Agreement and Plan of Merger under which BayCom has agreed to acquire GMB in an all cash transaction valued at approximately $13.9 million.

Under the terms of the Agreement and Plan of Merger, GMB will be merged with and into BayCom. The agreement also calls for the merger of Grand Mountain Bank with and into United Business Bank. Upon consummation of the merger, each GMB shareholder will receive $3.40 in cash in exchange for each share of GMB common stock.

At September 30, 2019, GMB had approximately $130.6 million in assets, $85.6 million in loans, $118.1 million in deposits and $12.2 million in shareholder's equity. The transaction will expand the Company’s presence in Colorado. GM Bank serves its communities through its four convenient full-service locations across Grand County and a loan office in Summit County. Upon completion of the transaction, the combined company will have approximately $2.2 billion in total assets, $1.5 billion in total loans and $1.8 billion in total deposits. With this acquisition the United Business Bank will have a total of 36 full service locations, with 17 locations in California, two in Washington, six in New Mexico and 11 in Colorado.

The Agreement and Plan of Merger was approved by the boards of directors of BayCom and GMB. The closing of the transaction, which is expected to occur in the first quarter of 2020, is subject to customary conditions, including regulatory approval, and approval by the shareholders of GMB. BayCom anticipates this transaction will be accretive to earnings (before merger costs) in the first year of combined operations and accretive to tangible book value in less than three years.

George Guarini, President and CEO of BayCom, stated, “We are very pleased to have the opportunity to expand our presence in the Colorado market and look forward to serving Grand Mountain Bank’s clients. Our expanded family will soon have the pleasure of establishing new long lasting client relationships, enhancing our position in the market and building on an already strong foundation.”

Frank DeLay, President and CEO of Grand Mountain Bank, “We are very happy to join BayCom and believe our combination with United Business Bank will provide significant value to our shareholders, customers and employees. We also believe this is a natural fit which increases lending capabilities, expands capital resources and provides a more expansive product offering in our Colorado business communities. Our team is excited for our next chapter and our new partnership with United Business Bank.”

BayCom and United Business Bank were assisted by Dave Muchnikoff and Michael Sadow of Silver, Freedman, Taff & Tiernan, LLP for legal services. GMB and Grand Mountain Bank were assisted by Ernie Panasci and Angie M. Fletcher of Stinson LLP for legal services and Greg Gersack of Janney Montgomery Scott LLC for investment banking services.

About BayCom Corp

The Company, through its wholly owned operating subsidiary United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank also offers business escrow services and facilitates tax free exchanges through its Bankers Exchange Division. United Business Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

About Grand Mountain Bancshares

Grand Mountain Bancshares is the holding company for Grand Mountain Bank. Grand Mountain Bank is a locally based community bank committed to providing quality, personal service to all the people and businesses in its community. Grand Mountain Bank FSB has four full-service locations across Grand County and a loan office in Summit County. For more information, go to www.grandmountainbank.com.

Forward Looking Statement

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When used in this communication and in other documents filed with or furnished to the SEC, in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "may," "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," "potential," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and security holders are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Statements about the expected timing, completion and effects of the proposed merger and all other statements in this communication other than historical facts constitute forward-looking statements.

In addition to factors disclosed in the BayCom’s SEC reports, important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: expected revenues, cost savings, synergies and other benefits from the proposed merger of BayCom and GMB (“GMB Merger”) and the recent acquisitions of TIG Bancorp and Uniti Financial Corporation by BayCom might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the requisite shareholder and regulatory approvals and other closing conditions for the GMB Merger may be delayed or may not be obtained or the merger agreement may be terminated; business disruption may occur following or in connection with the GMB Merger; BayCom’s or GMB’s businesses may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the possibility that the proposed merger is more expensive to complete than anticipated, including as a result of unexpected factors or events; the diversion of managements' attention from ongoing business operations and opportunities as a result of the GMB Merger or otherwise; and future acquisitions by BayCom of other depository institutions or lines of business. Additional factors which could affect the forward- looking statements can be found in the cautionary language included under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2018 and other documents subsequently filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither the Company nor TIG undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

BayCom Corp

Keary Colwell, CFO

(925) 476-1800

Grand Mountain Bancshares, Inc.

Frank DeLay, President and CEO

(970) 887-1221